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                                                                  EXHIBIT 99(a)



                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT is made effective the 1st day of January, 1998, by and between Sharps Compliance, Inc., a Texas corporation, with principal offices located at 8928 Kirby Drive, Houston, Texas 77054 (hereinafter referred to as "Employer"), and Dr. Burt Kunik, a resident of Harris County, Texas hereinafter referred to as "Employee").

                                  WITNESSETH:

    WHEREAS, the Company desires to employ Employee as its Chairman of the Board, President and Chief Executive Officer, and Employee is desirous of undertaking such responsibilities;

    NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                     DUTIES

    1.1 DUTIES. During the term of this Agreement, the Company agrees to employ Employee as the Company's Chairman of the Board, President and Chief Executive Officer, and Employee agrees to serve the Company in such capacities or in such other capacities (subject to Employee's termination rights under section 4.2) as the Board of Directors of the Company may direct, all upon the terms and subject to the conditions set forth in this Agreement.

    1.2 EXTENT OF DUTIES. Employee shall devote substantially all of his business time, energy and skill to the affairs of The Company as the Company, acting through its Board of directors, shall reasonably deem necessary to discharge Employee's duties in such capacities. Employee shall not engage in any other business activity during the term of this Agreement without prior written consent of the Company, other than the passive management of Employee's personal investment or activities which would not materially detract from Employee's ability to perform his duties under this Agreement (such as Employee's current positions with other companies and other future positions of a similar nature.)


                                   ARTICLE II
                               TERM OF EMPLOYMENT

    The term of this AGREEMENT shall commence on the effective date and continue for a period of three (3) years and for additional five year extensions thereafter, except if terminated as provided herein. This Agreement is subject to earlier termination as hereinafter provided.



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                                  ARTICLE III
                                  COMPENSATION

     3.1 ANNUAL BASE COMPENSATION. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an annual base salary (before standard deductions) of $180,000 during the term of this Agreement. Employees' annual base salary shall be subject to review and adjustment by the Compensation Committee of the Company at the time of this Agreement (the "Compensation Committee") and on an annual basis, provided that any downward adjustment shall be to an amount no less than $180,000 during the term of this Agreement. Employees' annual base salary shall be payable at regular intervals in accordance with the prevailing practice and policy of the Company. Any unpaid base salary shall accrue

     3.2 INCENTIVE BONUS. As additional compensation for services rendered under this Agreement, the Compensation Committee may, in its sole discretion and without any obligation to do so, declare that Employee shall be entitled to an annual incentive bonus (whether payable in cash, stock, stock rights or other property) as the Compensation Committee shall determine. If any such bonus is declared, the bonus shall be payable in accordance with the terms prescribed by the Compensation Committee. Should the Company change control, the Compensation Committee may consider a bonus to the Employee as part of a severance package

     3.3 EMPLOYEE LOAN REPAYMENT. In connection with that certain loan in the principal amount of $400,000 owed by Employee to the Company, the Company shall be obligated to pay to Employee, each year, during the term of this Agreement an annual cash bonus equal to (i) one-fifth (1/5) of the total outstanding principal and interest owed by Employee to the Company for years one and two and
(ii) three-fifths (3/5) of the total outstanding principal and all accrued interest owed by Employee to the Company in year three. The bonus required under this Section 3.3 shall be paid no later than December 31, of each year beginning in 1998 with the last year's bonus issued no later than December 31, 2000. Additionally, the Company agrees that in the event the Company shall increase its gross sales in any year by at least thirty percent (30%) over the gross sales in the prior year, or if the Company's EBIDTA shall be at least __________ in any year, the Company shall cause Employee to receive a cash bonus necessary to cover all tax liability, at the maximum tax rate applicable, attributable to the Employee Loan Repayment, and the bonus provided hereby (the "Gross-up"). Any Gross-Up Amount owed hereunder shall also be paid prior to December 31 of each year, where applicable.

     3.4 OTHER BENEFITS. Employee shall, in addition to the compensation provided for in Sections 3.1 and 3.2 above, be entitled to the following additional benefits:

                 A) MEDICAL, HEALTH AND DISABILITY BENEFITS. Employee shall be entitled to receive all of the medical, health and disability benefits that may, from time to time, be provided by the Company.


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                 B)   OTHER BENEFITS. Employee shall be entitled to receive
                      payment by the Company a retirement benefit into his Individual Retirement (SEP) account beginning in calendar year 1998 to the maximum allowed by law.

                 C) VACATION PAY. Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Company but in no event less than two (2) weeks per calendar year.

                 D) HOLIDAYS. Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Company.

                 E) REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for all expenses reasonably incurred by Employee on behalf of the Company in accordance with the prevailing practice and policy of the Company.

                 F) CLUB MEMBERSHIP. Payment in full of monthly dues at the Doctor's Club in Houston, Texas with payment of reimbursement of all charges incurred at such club relating to entertainment of business guest. Upon termination of the Agreement under Section 4.1,4.2 or
                      4.6 hereof, such club membership shall again transfer to Employee without further consideration.

                 G) CAR ALLOWANCE. The Company shall be requested to provide to Employee, during the term of this Agreement, at the sole cost of the Company, a automotive vehicle for Employees use, that is acceptable to Employee and reasonable to the Company along with insurance to cover such vehicle at limits and deductions mutually acceptable to Employee and the Company.

                                   ARTICLE IV
                                  TERMINATION

     4.1 TERMINATION BY THE COMPANY WITHOUT CAUSE. Subject to the provisions of this Section 4.1, this Agreement may be terminated by the Company without cause upon 30 days prior written notice thereof given to Employee. In the event of termination pursuant to this Section 4.1, (a) the Company shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Sections 3.3 and 3.4 hereof through the expiration of the three-year term then in effect (without giving effect to any further extensions thereof under Article II hereof) or (y) pay Employee, within 15 days of such termination, a lump sum payment equal to (without discounting present value) his then aggregate effective base salary owed under Section 3.1 hereof through the expiration of the three-year term then in effect (without giving effect to any further extensions thereof under Article II hereof), and (b) any outstanding stock options held by Employee shall become fully vested and exercisable pursuant to an Agreement Regarding Vesting of Stock Options the form which is attached hereto as Exhibit A. Employee must make election under clause (a) above by giving the Company written notice thereof


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within 90 days after notice of termination is given pursuant to this section
4.1. If Employee does not make such an election within the 90-day period, he will be deemed to have elected to receive the lump sum payment described in clause (a)(y) above. Payment or performance by the Company in accordance with this Section shall constitute Employee's full severance pay and the Company shall have no further obligation to Employee arising out of such termination.

     4.2 VOLUNTARY TERMINATION BY EMPLOYEE FOR GOOD REASON. Employee may at any time voluntarily terminate his employment for "good reason" (as defined below) upon 30 days prior written notice thereof to the Company. In the event of such voluntary termination for "good reason", (a) the Company shall at the election of Employee either (x) continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Section 3.3 and 3.4 hereof through the expiration of the three-year term then in effect (without giving effect to any further extensions thereof under Article II hereof) or pay Employee, within 15 days of such termination, a lump sum payment equal to (without discounting to present value) his then effective base salary under
Section 3.1 hereof through the expiration of the three-year term then in effect (without giving effect to any further extensions thereof under Article II hereof), and (b) any outstanding stock options held by Employee shall become fully vested and exercisable pursuant to the Agreement Regarding Vesting of Stock Options, the form of which is attached hereto as Exhibit A. Regardless of which election is made by Employee, the Company shall also pay the Employee the aggregate of all remaining Employee Loan Repayment, if any, previously paid to Employee.

     Employee must make his election under clause (a) above by giving the Company written notice thereof with 30 days after notice of termination is given pursuant to this Section 4.1. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump sum payment described in clause (a)(y) above.

     For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following events:

                 a) Removal from the offices Employee holds on the date of this Agreement or a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, but not including termination of Employee for "cause", as defined below; or

                 b) Relocation of the Company's headquarters from its current location without the approval of Employee; or

                 c) An involuntary reduction in the Employee's compensation; or

                 d) The Company otherwise commits a material breach of this Agreement.

     4.3 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate this Agreement at any time if such termination is for "cause" (as defined below), by delivering to


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Employee written notice describing the cause of termination 30 days before the effective date of such termination and by granting Employee at least 30 days to cure the cause. In the event the employment of Employee is terminated for "cause", Employee shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Company) and all amounts still owing under Section 3.3 above in regards to the Employee Loan Repayment. Except as otherwise provided is this Agreement, the determination of whether Employee shall be terminated for "cause" shall be made by the Board of Directors of the Company, in reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

                 a) Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

                 b) Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities;

                 c) Material breach of fiduciary duty to the Company misappropriation of Company funds or property; or

                 d) The unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during any period of 45 working days during the term of this Agreement.

    4.4 TERMINATION UPON DEATH OR PERMANENT DISABILITY. In the event that Employee dies, this Agreement shall terminate upon the Employee's death. Likewise, if the Employee becomes unable to perform the essential functions of the position, with or without reasonable accommodation, on account of illness, disability, or other reason whatsoever for a period of more than six consecutive or nonconsecutive months in any twelve month period, this Agreement shall terminate effective upon such incapacity, and Employee (or his legal representatives/trust) shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of (i) an employee benefit plan of the Company, (ii) Section 3.3 regarding the Employee Loan Repayment, or (iii) in connection with any stock options which may be exercised by Employee for 90 days.)

    4.5 VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time upon delivering 30 days written notice of resignation to the Company. In the event of such voluntary termination other than for "good reason" (as defined above), Employee shall be entitled to his base salary earned pro rata to the date of his resignation, but no base salary continuation payments or benefits continuation (except as specifically provided by the terms of (i) an employee benefit plan of the Company, (ii) Section 3.3 regarding the Employee Loan Repayment, or (iii) in connection with any stock options which may be exercised by Employee for 90 days thereafter.) On or after the date the Company receives notice of Employee's resignation, the


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Company may, at its option, pay Employee his base salary through the effective date of his resignation and terminate his employment immediately.

    4.6     TERMINATION FOLLOWING CHANGE OF CONTROL.

                 A) Notwithstanding anything to the contrary herein, should Employee at any time within 12 months of the occurrence of a "change of control" (as defined below) cease to be an employee of the Company (or its successor), by reason of (i) termination by the Company (or its successor) other than for "cause' (following a change of control, "cause shall be limited to the conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal), or a material breach of fiduciary duty to the Company through the misappropriation of Company funds or property, or (ii) voluntary termination by Employee for "good reason upon change of control" (as defined below), then in any such event,

                     (1)  If the Company is merged or acquires a
                          company in a field outside of the current product alignment, the Company and Employee could consider the assignment of existing product lines and technology to Employee or Employee's assignee as part of or in lieu of the value of the settlement severance pay highlighted above.

                     (2)  The Company shall at the election of
                          Employee either continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Sections 3.3 and 3.4 hereof through the expiration of the term described then in effect (without giving effect to any further extensions thereof under Article II hereof) or (y) pay Employee, within 45 days of the severance of employment described in this Section 4.6, a lump sum payment equal to (without discounting present value) his then effective base salary under Section 3.1 and
                          3.3 hereof and all benefits under Section
                          3.4 hereof through the expiration of the three-year term then in effect (without giving effect to any further extensions thereof under Article II hereof).

                     (3)  the Company shall provide the continued
                          benefit coverage described in Section 4.1 in the event of the Employee's termination by the Company without cause, and

                     (4) Certain outstanding stock options held by Employee, if any, shall become fully vested and exercisable pursuant to the Agreement Regarding Vesting of Stock Options, the form of which is attached hereto as Exhibit A.


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b)   If, an election is made by Employee under paragraph (a) above,
     Employee shall be entitled to an additional payment, to the extent all payments to Employee (whether pursuant to the Agreement or any other agreement whatsoever) in connection with a change of control as defined in the Section 4.6 exceed in the aggregate, the maximum amount that could be paid to Employee, triggering an excess parachute payment under Section 280(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to cover Employee owing any excise tax under Section 4999 of the Code, (referred to herein as the "maximum payment amount") equal to an amount to cover all excise tax liability which may accrue to Employee, including any tax liability which may accrue to Employee in connection with the Company's payment of the excise tax. If such a payment is required under this paragraph (b) in addition to the amounts set forth in paragraph (a) above, it shall be paid at the time and in the manner elected by the Employee under paragraph (a)(1). Employee must make his election under paragraph
     (a)(1) by giving the Company written notice thereof within 30 days after the severance of employment described in this Section 4.6. If Employee does not make such an election within the 30-day period, he will be deemed to have elected to receive the lump sum payment described in paragraph
     (a)(l)(y) above.

c)   In determining the amount to be paid to Employee under this Section
     4.6, as well as the limitation determined under Section 280G of the Code
     (i) no portion of the total payments which Employee has waived in writing prior to the date of the payment of benefits under this Agreement will be taken into account, (ii) no portion of the total payments which nationally recognized tax counsel (whether through consultation or retention of any actuary consultant or other expert), selected by the Company's independent auditors and acceptable to Employee, (referred to herein as "Tax Counsel") determines not to constitute a "parachute payment", (iii) no portion of the total payments which Tax Counsel determines to be reasonable compensation for services rendered within the meaning of Section 280G(b)(4) of the Code will be taken into account, and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the total payments will be determined by the Company's independent auditors in accordance with Sections 280G(d)(3) and (iv) of the Code.

d) As used in this Section, voluntary termination by Employee "for good reason upon change of control" shall mean (i) removal of Employee from the offices Employee holds on the date of this Agreement, (ii) a material reduction in Employee's authority or responsibility, including, without limitation, involuntary removal from the Board of Directors, (iii) relocation of the Company's headquarters from its then current location,
     (iv) a involuntary


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     reduction in Employee compensation without the approval of Employee, or (v)
     the Company otherwise commits a breach of this Agreement.

e) As used in this Agreement, a "change of control" shall be deemed to have occurred if (i) any "Person" (as such term is used in Sections 12(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes a "beneficial owner" (as defined in Rule 12d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities, or (ii) at any time during the 24 month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of a least two-thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in. the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan for complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

     4.7 EXCLUSIVITY OF TERMINATION PROVISIONS. The termination provisions of this Agreement regarding the parties' respective obligations in the event Employee's employment is terminated, are intended to be exclusive and in lieu of any other rights or remedies to which Employee or the Company may otherwise be entitle by law, in equity,or otherwise. It is also agreed that, although the personnel policies and fringe benefit programs of the Company may be unilaterally modified from time to time, the termination provisions of the Agreement are not subject to modification, whether orally, implied or in writing, unless any such modification is mutually agreed upon and signed by the parties.

                                  ARTICLE V
                 CONFIDENTIAL INFORMATION AND NONCOMPETITION

     5.1 Nondisclosure. During the term of Agreement and thereafter, Employee shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except


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in the course of his employment under this Agreement and in furtherance of the business of the Company) confidential information or proprietary data of the Company (or any of its subsidiaries), except as required by applicable law or legal process, provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company (or any of its subsidiaries).

     5.2 NONCOMPETITION. The Company and Employee agree that the services rendered by Employee hereunder are unique and irreplaceable. Employee hereby agrees that, during the term of this Agreement and for a period of six months thereafter, he shall not (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its subsidiaries), (I) engage in as principal, consultant or employee in any segment of a business of a company, partnership or firm ("Business Segment") that is directly competitive with any significant business of the Company in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of less than 5% interest in a publicly traded firm or mutual funds, or as a minority stockholder or unitholder in a form not publicly traded) in a company, partnership or firm with a Business Segment that is directly competitive, without the prior written consent of the Company.

     5.3 VALIDITY OF NONCOMPETITION. The foregoing provisions of Section 5.2 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative. Any judgment of a court of competent jurisdiction may define the maximum territory, the actions subject to and restricted by Section 5.2 and the period of time during which such agreement is enforceable.

     5.4 NONCOMPETITION COVENANTS INDEPENDENT. The covenants of the Employee contained in Section 5.2 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by the Employee against the Company will not constitute a defense to the enforcement by the Company of said covenants. The Employee understands that the covenants contained in Section 5.2 are essential elements of the transaction contemplated by this Agreement and, but for the agreement for the Employee to Section 5.2, the Company would not have agreed to enter into such transaction. The Employee has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5.2 and its provisions with specific regard to the nature of the business conducted by the Company and the Employee acknowledges that Section 5.2 and its provisions are reasonable in all respects.

     5.5 CONFIDENTIAL AND PROPRIETARY INFORMATION. This shall include, without limitation, matters of a technical nature, such a know-how, formula, computer programs, software and documentation, secret processes or machines, inventions. Research projects, plans for further development and matters of a business nature, such as information about costs, profits, markets, sales lists of customers, and business data regarding customers, salaries, and other personnel data, and any


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other information of a similar nature to the extent not available to the public.

     The Employee shall promptly disclose to the Employer or its designee any and all ideas, inventions, improvements, discoveries, developments, innovations, or works of authorship (hereinafter referred to as the "Inventions"), whether patentable or unpatentable, copyrightable or uncopyrightable, made, created, developed, discovered, worked on or conceived by the Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models or other intangible form, during the Employment Period and for a period of six (6) months thereafter that relate to, or arise out of, any developments, services research or products of, or pertain to the business of, the Employer.

     5.6 REMEDIES. In the event of a breach or threatened breach by the Employee of Section 5.2 or its provisions, the Company shall be entitled to a temporary restraining order and an injunction restraining the Employee from the commission of such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.

                                   ARTICLE VI
                                  ARBITRATION

     Any controversy of any nature whatsoever, including but not limited to tort claims or contract disputes, between the parties to this Agreement or between the Employee, his heirs, executors, administrators, legal representatives, successors, and assigns and the Company and its affiliates, arising out of or related to the Employee's employment with the Company; any resignation from or termination of such employment and/or the terms and conditions of this Agreement, including the implementation, applicability and interpretation thereof, shall, upon the written request of one party served upon the other, be submitted to and settled by arbitration in accordance with the provision of the Federal Arbitration Act, 9 U.S.C. Sections l-15, as amended. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall chose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the American Arbitration Association (the "AAA") and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. Each party shall be responsible fQr the fees and expenses of its arbitrator and the fees and expenses of the third arbitrator shall be shared equally by the parties. The terms or the Commercial arbitration rules of AAA shall apply except to the extent they conflict with the provisions of this paragraph. It is further agreed than any of the parties hereto may petition the United States District Court for the Southern District of Texas, Houston Division, for a judgment to be entered upon any award entered through such arbitration proceedings.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.1 COMPLETE AGREEMENT. THIS Agreement constitutes the entire agreement between the


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parties and cancels and supersedes all other agreements between the parties, which may have related to the subject matter contained in this Agreement.

     7.2 MODIFICATION; AMENDMENT; WAIVER. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

     7.3 GOVERNING LAW; JURISDICTION. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Texas.

     7.4 EMPLOYEE'S REPRESENTATION. Employee represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Employee represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach on any other agreement between Employee and any other person or entity.

     7.5 COMPANY'S REPRESENTATION. Company represents and warrants that it is free to enter into this Agreement and to perform each of the terms and covenants of it. Company represents and warrants that it is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that its execution and performance of this Agreement is not a violation or breach on any other agreement between Employee and any other person or entity. The Company represents and warrants that this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

     7.6 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     7.7 ASSIGNMENT. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Company nor Employee assign any duties under this Agreement without the prior written consent of the other.

     7.8 LIMITATION. This Agreement shall not confer any right or impose any obligation on the Company to continue the Employment of Employee in any Capacity, or limit the right of the Company or Employee to terminate Employee's employment as provided herein.


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     7.9  ATTORNEY'S FEE AND COSTS. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement or any obligation owing thereunder, venue will be in Travis County, Texas and the prevailing party shall be entitled to reasonable attorney's fees and all costs and expenses of the suit, including, without limitation, expert and accountant fees, and such other relief which a court of competent jurisdiction may deem appropriate.

     7.10 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given in person or by either personal delivery, overnight delivery, or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivery personally, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

          If to the Company:  Corporate Secretary
                              Sharps Compliance, Inc.
                              8928 Kirby Drive
                              Houston, Texas 77054

          If to the Employee: Dr. Burt Kunik
                              7655 S. Braeswood, No. 17
                              Houston, Texas 77071

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

                                        APPROVED:



                                        COMPANY: SHARPS COMPLIANCE, INC.



                                             By:       /s/ JOHN W. DALTON
                                                -----------------------------
                                             Printed Name: John W. Dalton
                                                          -------------------
                                             Title:        Board of Director


                                        EMPLOYEE:



                                        /s/ BURT KUNIK
                                        -------------------------------------
                                        Dr. Burt Kunik




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